Exhibit 99.1

News Release
Contact:
Michael S. Olsen
Executive Vice President and
Chief Financial Officer
+1 414-319-8507

JOY GLOBAL INC. ANNOUNCES RETIREMENT OF CFO, AND NAMES REPLACEMENT

Milwaukee, WI – September 21, 2012 – Joy Global Inc. (NYSE: JOY) today announced that Michael S. Olsen, Executive Vice President and Chief Financial Officer, will retire on February 1, 2013.  Mike’s career with Joy Global has spanned more than 30 years.  He started as the Manager of External Reporting in 1979, became Vice President of Finance for Joy Mining Machinery in 1998, and Chief Financial Officer for Joy Global in 2008.    Mike Sutherlin, President and Chief Executive Officer, said, “Mike’s strong financial control, attention to detail and extensive understanding of our business has been a large part of the growth and success of Joy Global.  He has earned the respect of his colleagues at Joy Global, of our Board of Directors, of our customers, and of our shareholders.  We all congratulate Mike on his outstanding career.”

“I have been provided with tremendous opportunities with the company over my thirty-three year career, and I have enjoyed working with the very best people in the mining equipment industry during that time,” Olsen said.  “However, at this time I want to spend more time with my wife and two children, sharing experiences I would miss if I remained Joy Global’s CFO.  Joy Global is in excellent financial position and is prepared for continued growth and profitability.”

James Sullivan is joining Joy Global as Executive Vice President, and is expected to be elected as Chief Financial Officer after the reporting processes for fiscal 2012 have been completed.  In the meantime, he will devote his time learning our global business and working through a smooth and orderly transition of the responsibilities of the Chief Financial Officer.

Jim was previously the Chief Financial Officer of Solutia, Inc., a specialty chemical business with international operations.  Jim’s experience at Solutia was intensive and diverse, ranging from operational improvement, strategic acquisitions and the recent sale of the business.  Mike Sutherlin said, “I am very pleased that we have a seasoned CFO succeeding Mike.  Through his experiences, Jim has demonstrated his drive for performance and has proven his ability to perform under pressure.  His capability, experience and style are a good fit with Joy Global, and he will quickly make his presence felt.”

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Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

JOY-G

100 E. Wisconsin Ave., Suite 2780 Milwaukee, WI 53202 F PO Box 554 Milwaukee, WI 53201-0554 F 414/319/8506